OFFER TO PURCHASE
Vornado Realty Trust

Offer to Purchase for Cash
3.625% Convertible Senior Debentures due 2026
(CUSIP No. 929043AE7)
2.85% Convertible Senior Debentures due 2027
(CUSIP No. 929042AC3)
At the purchase price of $1,000 per $1,000 principal amount of Debentures

EACH OFFER (AS DEFINED BELOW) WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 1, 2009, UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, WITH RESPECT TO THAT OFFER, THE “EXPIRATION TIME”). HOLDERS MUST VALIDLY TENDER AND NOT VALIDLY WITHDRAW THEIR DEBENTURES PRIOR TO THE APPLICABLE EXPIRATION TIME TO BE ELIGIBLE TO RECEIVE THE CONSIDERATION. TENDERS OF DEBENTURES MAY BE WITHDRAWN PRIOR TO THE APPLICABLE EXPIRATION TIME.

Vornado Realty Trust (the “Company”, “Vornado”, “we” or “us”) hereby makes separate offers (each, an “Offer” and together, the “Offers”), upon the terms and subject to the conditions set forth in this Offer to Purchase (this “Offer to Purchase”) and the accompanying Letter of Transmittal (the “Letter of Transmittal”), to purchase any and all of the Company’s issued and outstanding (i) 3.625% Convertible Senior Debentures due 2026, which are fully and unconditionally guaranteed by Vornado Realty L.P., a limited partnership organized under the laws of the State of Delaware (the “Partnership”), the operating partnership of the Company and for which the Company serves as general partner, (the “2026 Debentures”), for cash, at the consideration equal to $1,000 per $1,000 principal amount of 2026 Debentures purchased (the “2026 Debentures Consideration”) and (ii) 2.85% Convertible Senior Debentures due 2027, which are fully and unconditionally guaranteed by the Partnership (the “2027 Debentures” and together with the 2026 Debentures, the “Debentures”), for cash, at the consideration equal to $1,000 per $1,000 principal amount of 2027 Debentures purchased (the “2027 Debentures Consideration” and together with the 2026 Debentures Consideration, the “Consideration”), in each case that are validly tendered and not withdrawn prior to the applicable Expiration Time. If a Holder (as defined below) validly tenders its Debentures prior to the applicable Expiration Time and the Company accepts such Debentures for payment, upon the terms and subject to the conditions of the Offers, the Company will also pay to such Holder all accrued and unpaid interest on such Debentures, if any, up to, but not including, the Payment Date (as defined herein) (“Accrued Interest”). No tenders will be valid if submitted after the applicable Expiration Time.

The Company’s obligation to accept for payment, and to pay for, any Debentures validly tendered pursuant to each Offer is subject to satisfaction of all of the conditions described in this Offer to Purchase with respect to that Offer. See “Conditions to the Offers”.

Any holder of Debentures (each, a “Holder”, and collectively, “Holders”) desiring to tender, and any beneficial owner of Debentures desiring that the Holder tender, all or any portion of such Holder’s Debentures must comply with the procedures for tendering Debentures set forth herein in “Procedures for Tendering and Withdrawing Debentures” and in the Letter of Transmittal.

Any questions or requests for assistance concerning the Offers may be directed to Banc of America Securities LLC and Goldman, Sachs & Co. (the “Dealer Managers”) or Global Bondholder Services Corporation (the “Information Agent”) at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or any other related documents may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Beneficial owners should contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offers. Global Bondholder Services Corporation is acting as depositary (the “Depositary”) in connection with the Offers.

NONE OF THE COMPANY, THE PARTNERSHIP, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION IN CONNECTION WITH THE OFFERS.

THE OFFERS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”), NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFERS OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Dealer Managers for the Offers are:

BofA Merrill Lynch	Goldman, Sachs & Co.

November 2, 2009

IMPORTANT

Upon the terms and subject to the satisfaction or waiver of all conditions set forth herein and in the Letter of Transmittal, the Company will notify the Depositary, promptly after the applicable Expiration Time, of which Debentures tendered are accepted for payment pursuant to each Offer. If a Holder validly tenders its Debentures prior to the applicable Expiration Time and does not validly withdraw its Debentures prior to the applicable Expiration Time and the Company accepts such Debentures for payment, upon the terms and subject to the conditions of the applicable Offer, the Company will pay such Holder the applicable Consideration and Accrued Interest for such Debentures on the Payment Date.

Payment for the Debentures will be made by the deposit of immediately available funds by the Company with the Depositary, or, upon the Depositary’s instructions, with The Depository Trust Company (“DTC”), on the business day after the applicable Expiration Time or promptly thereafter (the date of payment with respect to each Offer being referred to herein as the “Payment Date”). The Depositary and/or DTC will act as agents for the tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders. See “Acceptance for Payment and Payment”.

The Company expressly reserves the right, in its sole discretion but subject to applicable law, to (i) waive any and all of the conditions of an Offer, other than those dependent upon the receipt of necessary government approvals, prior to the applicable Expiration Time, (ii) extend the Expiration Time of an Offer, (iii) amend the terms of an Offer or (vi) if the conditions to an Offer are not satisfied, terminate such Offer and not accept for payment any Debentures tendered in such Offer. Any extension, amendment or termination will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. The foregoing rights are in addition to the Company’s right to delay the acceptance for payment of Debentures tendered pursuant to each Offer, or the payment for Debentures accepted for payment, in order to permit any or all conditions to such Offer to be satisfied or waived or to comply in whole or in part with any applicable law, subject, in each case, however, to Rules 13e-4 and 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

In the event that an Offer is terminated, withdrawn or otherwise lawfully not consummated, the applicable Consideration will not be paid or become payable to Holders who have validly tendered their Debentures pursuant to such Offer. In any such event, the Debentures previously tendered pursuant to that Offer will be promptly returned to the tendering Holders.

From time to time after the tenth business day following the Expiration Time or other date of termination of an Offer, the Company or its affiliates may acquire any Debentures that are not tendered pursuant to such Offer through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as the Company may determine, which may be more or less than the price to be paid pursuant to an Offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company or its affiliates will choose to pursue in the future.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE AND RELATED DOCUMENTS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CURRENT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION. THE COMPANY AND THE PARTNERSHIP DISCLAIM ANY OBLIGATION TO UPDATE OR REVISE ANY OF THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN TO THE EXTENT NOT OTHERWISE REQUIRED BY APPLICABLE LAW.

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THIS OFFER TO PURCHASE DOES NOT CONSTITUTE AN OFFER TO PURCHASE IN ANY JURISDICTION, DOMESTIC OR FOREIGN, IN WHICH, OR TO OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER UNDER APPLICABLE SECURITIES OR “BLUE SKY” LAWS.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFERS.

A beneficial owner of the Debentures that are held of record by a broker, dealer, commercial bank, trust company or other nominee must instruct such broker, dealer, commercial bank, trust company or other nominee to tender the Debentures on the beneficial owner’s behalf. DTC has authorized DTC Participants (as defined below) that hold Debentures on behalf of beneficial owners of Debentures through DTC to tender their Debentures as if they were Holders. The Depositary and DTC have confirmed that each Offer is eligible for DTC’s Automated Tender Offer Program (“ATOP”). Accordingly, to effect such a tender of Debentures held in DTC, DTC Participants must tender their Debentures through ATOP and follow the procedures set forth in “Procedures for Tendering and Withdrawing Debentures — Debentures Held Through DTC”. Holders desiring to tender their Debentures on the day when the applicable Expiration Time occurs should be aware that they must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on such day.

Any Holder who desires to tender Debentures and who holds physical certificates evidencing such Debentures must complete and sign a Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions therein, have the signature thereon guaranteed (if required by Instruction 2 of the Letter of Transmittal) and deliver such manually signed Letter of Transmittal (or a manually signed facsimile thereof), together with certificates evidencing such Debentures being tendered and any other required documents to the Depositary, at its address set forth on the back cover of this Offer to Purchase prior to the applicable Expiration Time. As of the date hereof, all Debentures are held through DTC and therefore the procedures described in the immediately preceding paragraph will apply unless physical certificates evidencing Debentures were issued following the date hereof.

Tendering Holders will not be obligated to pay brokerage fees or commissions or the fees and expenses of the Dealer Managers, the Information Agent or the Depositary. See “Dealer Managers; Information Agent; Depositary”.

There are no guaranteed delivery provisions provided for by the Company in connection with the Offers under the terms of this Offer to Purchase or any other related documents. Holders must tender their Debentures in accordance with the procedures set forth herein and in the Letter of Transmittal and complete such procedures prior to the applicable Expiration Time in order to be eligible to receive the applicable Consideration.

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SUMMARY TERM SHEET

The following summary is qualified in its entirety by reference to, and should be read in connection with, the information appearing elsewhere or incorporated by reference in this Offer to Purchase. Each of the capitalized terms used in this Summary and not defined herein has the meaning set forth elsewhere in this Offer to Purchase.

The Company	Vornado Realty Trust, a fully integrated real estate investment trust organized under the laws of the State of Maryland.

The Partnership	Vornado Realty L.P., a limited partnership organized under the laws of the State of Delaware, which is the operating partnership of the Company and for which the Company serves as the general partner.

The Debentures	3.625% Convertible Senior Debentures due 2026 of the Company, which are fully and unconditionally guaranteed by the Partnership (the “2026 Debentures”);

2.85% Convertible Senior Debentures due 2027 of the Company, which are fully and unconditionally guaranteed by the Partnership (the “2027 Debentures” and together with the 2026 Debentures, the “Debentures”).

As of the date hereof, there was $886,969,000 aggregate principal amount of 2026 Debentures outstanding and there was $1,125,938,000 aggregate principal amount of 2027 Debentures outstanding.

See “Impact of the Offers on Rights of the Holders of the Debentures”.

The Offers	In each Offer, the Company is offering to purchase, upon the terms and subject to the conditions described herein and in the Letter of Transmittal, any and all of the Debentures validly tendered and not validly withdrawn prior to the applicable Expiration Time, in each case for the applicable Consideration plus Accrued Interest. See “The Offers”.

Purpose of the Offer; Source and Amount of Funds	The purpose of the Offers is to purchase Debentures in order to reduce the amount of the Company’s outstanding indebtedness and the associated interest expense. The Company will fund purchases pursuant to the Offers from available cash received from the Partnership in repayment of certain of its obligations to the Company. See “The Offers — Purpose of the Transaction” and “The Offers — Source and Amount of Funds”.

Consideration; Accrued Interest	The Consideration offered is (i) cash in an amount equal to $1,000 per $1,000 principal amount of 2026 Debentures purchased in the Offer therefor and (ii) cash in an amount equal to $1,000 per $1,000 principal amount of 2027 Debentures purchased in the Offer therefor. If a Holder validly tenders and does not validly withdraw its Debentures prior to the applicable Expiration Time and the Company accepts such Debentures for payment, upon the terms and subject to the conditions of the applicable Offer, the Company will pay such Holder the applicable Consideration plus Accrued Interest for such Debentures on the Payment Date. With respect to any Debentures purchased in an Offer, “Accrued Interest” means unpaid interest accrued on such Debentures, if any, pursuant to their terms up to, but not including, the Payment Date. See “The Offers — Consideration; Accrued Interest”.

Payment Date	The Payment Date for each Offer will be promptly after the applicable Expiration Time. It is expected that the Payment Date for each Offer will be one business day after the applicable Expiration Time. See “Acceptance for Payment and Payment”.

Expiration Time	Each Offer will expire at 12:00 midnight, New York City time, on December 1, 2009, unless extended by the Company. See “The Offers — Expiration Time; Extension; Amendment; Termination”.

Withdrawal Rights	Tendered Debentures may be withdrawn by Holders at any time prior to the applicable Expiration Time. In addition, if not previously accepted for payment, tendered Debentures may be withdrawn after the date that is 40 business days after the commencement of the Offers. See “Procedures for Tendering and Withdrawing Debentures — Withdrawal Rights”.

Conditions to the Offer	Notwithstanding any other provision of the Offers, the Company’s obligation to accept for payment, and pay for, any Debentures validly tendered and not validly withdrawn pursuant to such Offer is conditioned on satisfaction of all the conditions applicable to such Offer described herein. The Company expressly reserves the right, in its sole discretion but subject to applicable law, to (i) waive any and all of the conditions of an Offer, other than those dependent upon the receipt of necessary government approvals, prior to the applicable Expiration Time, (ii) extend the Expiration Time of an Offer, (iii) amend the terms of an Offer or (iv) if the conditions to an Offer are not satisfied, terminate such Offer and not accept for payment any Debentures tendered in such Offer. The Company also reserves the right, in its sole discretion, to delay the acceptance for payment for Debentures tendered in each Offer, or to delay the payment for Debentures so accepted, in order to permit any or all conditions of such Offer to be satisfied or waived or to comply in whole or in part with any applicable law, subject in each case, however, to Rules 13e-4 and 14e-1 under the Exchange Act, which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer. See “Conditions to the Offers”.

Procedures for Tendering and Withdrawing Debentures	Any beneficial owner who holds Debentures in book-entry form through DTC (including those who hold through Euroclear and Clearstream, Luxembourg as DTC Participants) and who desires that the Debentures be tendered should request the owner’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the owner prior to the applicable Expiration Time. See “Procedures for Tendering and Withdrawing Debentures — Debentures Held by Record Holders”.

Holders of Debentures who are tendering by book-entry transfer to the Depositary’s account at DTC must execute the tender through

ATOP. DTC Participants that are accepting an Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Depositary’s account at DTC. DTC will then send an Agent’s Message (as defined herein) to the Depositary for its acceptance. Delivery of the Agent’s Message by DTC will satisfy the terms of that Offer as to the tender of Debentures. See “Procedures for Tendering and Withdrawing Debentures — Debentures Held Through DTC”.

As of the date hereof, all Debentures are held in book-entry form through DTC and unless physical certificates are issued following the date hereof, the tendering procedures for book-entry holdings described above should be followed except for Debentures registered in the name of DTC or its nominees. However, in the event that after the date hereof physical certificates evidencing the Debentures are issued to other than DTC or its nominee, then any Holder who desires to tender Debentures pursuant to an Offer and holds physical certificates evidencing such Debentures must complete and sign the related Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions set forth therein, have the signature thereon guaranteed if required by Instruction 2 of the Letter of Transmittal and deliver such manually signed Letter of Transmittal (or such manually signed facsimile), together with the certificates evidencing the Debentures being tendered and any other required documents, to the Depositary prior to the applicable Expiration Time. Beneficial owners of Debentures who hold their interests through a nominee or other person are not the Holders of those Debentures and, if they wish such Debentures to be tendered in an Offer, they must arrange for the Holders to effect the tender for them.

Untendered and/or Unpurchased Debentures	Debentures not tendered and/or accepted for payment pursuant to an Offer will remain outstanding. Although the Company has no obligation to do so, the Company may purchase the untendered Debentures in any lawful manner available to the Company at any time after 10 business days following the Expiration Time. See “Additional Considerations Concerning the Offers”.

Acceptance for Payment and Payment	Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, the Company will, promptly after the applicable Expiration Time, accept for payment any and all outstanding Debentures of the applicable series validly tendered and not validly withdrawn prior to the applicable Expiration Time. If a Holder validly tenders and does not validly withdraw its Debentures prior to the applicable Expiration Time and the Company accepts such Debentures for payment, upon the terms and subject to the conditions of such Offer, the Company will pay the applicable Consideration and Accrued Interest for such Debentures on the Payment Date.

Payments for Debentures accepted for payment will be made on the Payment Date by the deposit of immediately available funds by the Company with the Depositary or, upon the Depositary’s instructions, DTC. The Depositary and/or DTC will act as agents for the tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders. Any Debentures validly tendered and accepted for payment pursuant to an Offer will be cancelled. Any Debentures tendered but not accepted for payment pursuant to an Offer will be returned to the Holders promptly after the applicable Expiration Time. See “Acceptance for Payment and Payment”.

Material U.S. Federal Income Tax Consequences	For a discussion of material U.S. federal income tax consequences relating to the Offers, see “Material U.S. Federal Income Tax Consequences”.

Dealer Managers	Banc of America Securities LLC and Goldman, Sachs & Co.

Depositary	Global Bondholder Services Corporation.

Information Agent	Global Bondholder Services Corporation.

ABOUT THE COMPANY

The Company is a fully integrated real estate investment trust organized under the laws of the State of Maryland. The Company conducts its business, and substantially all of its interests in properties are held by, the Partnership. The Company is the sole general partner of, and owned approximately 91.9% of the common limited partnership interest in, the Partnership as of June 30, 2009.

As of June 30, 2009, the Company, through the Partnership, owned directly or indirectly:

•	Office Properties:

•	all or portions of 28 office properties aggregating approximately 16.2 million square feet in the New York City metropolitan area (primarily Manhattan);

•	all or portions of 82 office properties aggregating 18.1 million square feet in the Washington, DC / Northern Virginia areas;

•	a 70% controlling interest in 555 California Street, a three-building complex aggregating 1.8 million square feet in San Francisco’s financial district;

•	Retail Properties:

•	173 retail properties in 21 states, Washington, DC and Puerto Rico aggregating approximately 22.4 million square feet, including 3.7 million square feet owned by tenants on land leased from us;

•	Merchandise Mart Properties:

•	eight properties in five states aggregating approximately 8.9 million square feet of showroom and office space, including the 3.5 million square foot Merchandise Mart in Chicago;

•	Toys “R” Us, Inc.:

•	a 32.4% interest in Toys “R” Us, Inc. which owns and/or operates 1,552 stores worldwide, including 849 stores in the United States and 703 stores internationally;

•	Other Real Estate Investments:

•	32.4% of the common stock of Alexander’s, Inc. (NYSE: ALX), which has seven properties in the greater New York metropolitan area;

•	the Hotel Pennsylvania in New York City, consisting of a hotel portion containing 1.0 million square feet with 1,700 rooms and a commercial portion containing 400,000 square feet of retail and office space;

•	mezzanine loans to entities that have significant real estate assets; and

•	interests in other real estate, including interests in office, industrial and retail properties net leased to major corporations; six dry warehouse/industrial properties in New Jersey containing approximately 1.2 million square feet; and other investments and marketable securities.

The Company’s principal executive offices are located at 888 Seventh Avenue, New York, New York 10019, and its telephone number is (212) 894-7000.

THE OFFERS

Introduction

The Company hereby offers, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, to purchase for cash any and all of the Debentures that are validly tendered and not validly withdrawn prior to the applicable Expiration Time for the applicable Consideration set forth above under “Summary — Consideration; Accrued Interest” per $1,000 principal amount of the Debentures so purchased, plus Accrued Interest on such Debentures, if any.

The Debentures are fully and unconditionally guaranteed by the Partnership as to all payments due on the Debentures whether at their stated maturity date, by acceleration, redemption, repayment or otherwise in accordance with the terms of such guarantee and the indenture. The guarantee is not separable from the Debentures and no separate consideration was paid to the Partnership by the initial purchasers of the Debentures for such guarantee. Accordingly, any Debentures validly tendered and not validly withdrawn and accepted for purchase by the Company will result in the tendering of the related guarantee and its cancellation for no additional consideration and all references to the Debentures are deemed to include references to the guarantees.

Upon the terms and subject to the satisfaction or waiver of all conditions, other than, in the case of any waiver, those dependent upon the receipt of necessary government approvals, set forth herein and in the Letter of Transmittal, the Company will, promptly after the applicable Expiration Time, accept for payment any and all Debentures validly tendered and not validly withdrawn prior to such Expiration Time. If a Holder validly tenders its Debentures prior to the applicable Expiration Time and does not validly withdraw its Debentures prior to the applicable Expiration Time and the Company accepts such Debentures for payment, upon the terms and subject to the conditions of the applicable Offer, the Company will pay the applicable Consideration plus Accrued Interest for such Debentures on the Payment Date.

Debentures accepted for payment pursuant to an Offer will be accepted only in principal amounts of $1,000 or an integral multiple thereof.

Consideration; Accrued Interest

The Consideration for the applicable series of Debentures accepted for payment will be paid on the Payment Date, which will be promptly after the Expiration Time. It is expected that the Payment Date will be one business day after the applicable Expiration Time. Such payments will be made by the deposit of immediately available funds by the Company with the Depositary or, upon its instructions, DTC. The Depositary and/or DTC will act as agents for the tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders. See “Acceptance for Payment and Payment”.

Tenders of Debentures pursuant to an Offer may be validly withdrawn at any time prior to the applicable Expiration Time by following the procedures described herein. If Holders validly withdraw previously tendered Debentures, such Holders will not receive the applicable Consideration, unless such Debentures are validly retendered and not again withdrawn prior to the applicable Expiration Time (and the Company accepts the Debentures for payment, upon the terms and subject to the conditions of the Offers).

Holders whose Debentures are accepted for payment pursuant to an Offer will be entitled to receive Accrued Interest on those Debentures — i.e., unpaid interest that has accrued on those Debentures, if any, pursuant to their terms to, but not including, the Payment Date. Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the Holders of purchased Debentures.

Expiration Time; Extension; Amendment; Termination

The term “Expiration Time” with respect to an Offer means 12:00 midnight, New York City time, on December 1, 2009 unless and until the Company shall, in its sole discretion, have extended this period with respect to that Offer, in which event the term “Expiration Time” shall mean the new time and date as determined by the Company. The Company may extend the Expiration Time for any purpose, including to permit the satisfaction or waiver of all conditions to an Offer or for any other reason. In order to extend the Expiration Time, the Company will notify the Depositary and will make a public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. Any such announcement will state that the Company is extending an Offer for a specified period or on a daily basis. Without limiting the manner in which the Company may choose to make a public announcement of any extension of an Offer, the Company will not, unless required by law, have any obligation to publish, advertise or otherwise communicate any such public announcement, other than issuing a timely press release.

The Company’s obligation to accept for payment, and pay for, any Debentures validly tendered and not validly withdrawn prior to the applicable Expiration Time is conditioned on satisfaction of all the conditions of the applicable Offer described herein. See “Conditions to the Offers”.

The Company expressly reserves the right, in its sole discretion but subject to applicable law, to (i) waive any and all of the conditions of an Offer, other than those dependent upon the receipt of necessary government approvals, prior to the applicable Expiration Time, (ii) extend the Expiration Time of an Offer, (iii) amend the terms of an Offer or (iv) if the conditions to an Offer are not satisfied, terminate such Offer and not accept for payment any Debentures tendered in such Offer. Any extension, amendment or termination will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Company may choose to make such announcement, the Company shall not, unless required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

If the Company extends an Offer or delays its acceptance for payment, or its payment, for any Debentures tendered in such Offer for any reason, then, without prejudice to the Company’s rights under that Offer, the Depositary may retain tendered Debentures on behalf of the Company. However, the ability of the Company to delay acceptance for payment, or payment, for Debentures that are validly tendered and not withdrawn prior to the applicable Expiration Time is limited by Rules 13e-4 and 14e-1(c) under the Exchange Act, which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of Holders promptly after the termination or withdrawal of a tender offer.

If the Company makes a material change in the terms and conditions of an Offer or the information concerning such Offer, the Company will disseminate additional offering materials and extend that Offer to the extent required by law, including Rule 13e-4 under the Exchange Act.

Purpose of the Transaction

The purpose of the Offers is to repurchase Debentures in order to reduce the amount of the Company’s outstanding indebtedness and the associated interest expense. Any Debentures we purchase in the Offers will be cancelled.

Source and Amount of Funds

We expect that we will need approximately $2.01 billion to purchase the Debentures pursuant to the Offers (not including Accrued Interest and expenses related to the Offers), assuming all outstanding Debentures are validly tendered and accepted for payment. The Company intends to fund its purchases of Debentures in the Offers from its available cash paid to the Company by the Partnership in satisfaction of the Partnership’s obligations to us.

PROCEDURES FOR TENDERING AND WITHDRAWING DEBENTURES

The tender of Debentures pursuant to the Offers and in accordance with the procedures described below will constitute a valid tender of Debentures. If a Holder validly tenders its Debentures prior to the applicable Expiration Time and does not validly withdraw its Debentures prior to the applicable Expiration Time and the Company accepts such Debentures for payment, upon the terms and subject to the conditions of the Offers, the Company will pay such Holder the applicable Consideration plus Accrued Interest for such Debentures on the Payment Date. Any Debentures tendered and validly withdrawn prior to the applicable Expiration Time will be deemed not to have been validly tendered.

Tendering Debentures

The tender of Debentures pursuant to any of the procedures described in this Offer to Purchase and set forth in the Letter of Transmittal will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions of the Offers. Such agreement will be governed by, and construed in accordance with, the laws of the State of New York. The valid tender of Debentures will constitute the agreement of the Holder to deliver good and marketable title to all tendered Debentures, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

UNLESS THE DEBENTURES BEING TENDERED ARE DEPOSITED BY THE HOLDER WITH THE DEPOSITARY PRIOR TO THE APPLICABLE EXPIRATION TIME (ACCOMPANIED, TO THE EXTENT NECESSARY, BY A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL), THE COMPANY MAY, AT ITS OPTION, REJECT SUCH TENDER. PAYMENT FOR DEBENTURES WILL BE MADE ONLY AGAINST DEPOSIT OF VALIDLY TENDERED DEBENTURES AND DELIVERY OF ANY REQUIRED DOCUMENTS.

Only registered Holders of Debentures are authorized to tender certificated Debentures pursuant to the Offers.

To properly tender Debentures or cause Debentures to be tendered, the following procedures must be followed:

Debentures Held Through DTC

With regard to Debentures held in book-entry form through DTC, DTC or its nominee is the sole registered owner — and thus the sole Holder — of those Debentures. Beneficial owners of Debentures held through a participant (a “DTC Participant”) of DTC (i.e., a custodian bank, depositary, broker, trust company or other nominee) are not Holders of the Debentures, and any such beneficial owner that wishes its Debentures to be tendered in an Offer must instruct the DTC Participant through which its Debentures are held to cause its Debentures to be tendered and delivered to the Depositary in accordance with DTC’s ATOP procedures as described in this Offer to Purchase. Beneficial owners and DTC Participants desiring that Debentures be tendered on the day on which the applicable Expiration Time is to occur should be aware that they must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on such day.

Clearstream Banking, société anonyme, which is referred to as “Clearstream, Luxembourg”, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, which is referred to as “Euroclear”, are DTC Participants. Beneficial owners who hold the Debentures through Euroclear and Clearstream, Luxembourg must follow DTC’s procedures for tender and delivery of the Debentures. Euroclear and Clearstream, Luxembourg may not be open for business on days when banks, brokers and other institutions are open for business in the United States. For this reason, and because of time-zone differences, investors who hold interests in the Debentures through these systems and wish to have the Debentures tendered may find that the transaction will not be effected when requested and perhaps not until the next business day in Luxembourg or Brussels, as applicable. Thus, those who hold interests through Clearstream, Luxembourg or Euroclear and wish to have Debentures tendered prior to the applicable Expiration Time must take into consideration differences in business days and time-zones so as to allow sufficient time to have the tenders effected.

The Depositary and DTC have confirmed that the Offers are eligible for ATOP. Pursuant to an authorization given by DTC to DTC Participants, each DTC Participant that holds Debentures through DTC and chooses to accept an Offer must transmit its acceptance through ATOP, and DTC will then edit and verify the acceptance, execute a book-entry delivery to the Depositary’s account at DTC and send an Agent’s Message (as defined below) to the Depositary for its acceptance. The Depositary will (promptly after the date of this Offer to Purchase) establish accounts at DTC for purposes of the Offers with respect to Debentures held through DTC, and any financial institution that is a DTC Participant may make book-entry delivery of Debentures into the Depositary’s account through ATOP. However, although delivery of the Debentures may be effected through book-entry transfer into the Depositary’s account through ATOP, an Agent’s Message in connection with such book-entry transfer and any other required documents must be, in any case, transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the applicable Expiration Time. Delivery of documents to DTC does not constitute delivery to the Depositary. The confirmation of a book-entry transfer into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation”.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each DTC Participant tendering through ATOP that such DTC Participant has received a Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such DTC Participant.

All Debentures currently held through DTC have been issued in the form of global notes registered in the name of Cede & Co., DTC’s nominee (the “Global Debentures”). At or as of the close of business on the second business day after the applicable Expiration Time, the aggregate principal amount of the Global Debentures will be reduced to represent the aggregate principal amount of the Debentures, if any, held through DTC and not tendered pursuant to the Offers.

Debentures Held by Record Holders

As of the date hereof, all Debentures are held in book-entry form through DTC and unless physical certificates are issued following the date hereof, the tendering procedures for book-entry holdings described above should be followed except for Debentures registered in the name of DTC or its nominees. However, in the event that after the date hereof physical certificates evidencing the Debentures are issued to other than DTC or its nominee, then any Holder of the Debentures must complete and sign the Letter of Transmittal, and deliver such Letter of Transmittal and any other documents required by the Letter of Transmittal, together with certificate(s) representing all such tendered Debentures, to the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the applicable Expiration Time.

BENEFICIAL OWNERS OF DEBENTURES — I.E., THOSE WHO HOLD INTERESTS IN THE DEBENTURES THROUGH A BANK, BROKER OR OTHER NOMINEE OR THROUGH DTC — ARE NOT HOLDERS OF THEIR DEBENTURES; ONLY THE NOMINEES OF THOSE PERSONS (OR DTC) IN WHOSE NAME THE DEBENTURES ARE REGISTERED ON THE COMPANY’S REGISTER OF DEBENTURES ARE THE HOLDERS OF THE DEBENTURES AND MAY TENDER THE DEBENTURES IN THE OFFERS.

All signatures on the Letter of Transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”); provided, however, that signatures on the Letter of Transmittal need not be guaranteed if such Debentures are tendered for the account of an Eligible Institution. See Instruction 2 of the Letter of Transmittal. If a Letter of Transmittal or any Debenture is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.

Lost or Missing Certificates

If a Holder desires to tender Debentures pursuant to the Offers, but the certificates representing such Debentures have been mutilated, lost, stolen or destroyed, such Holder should contact the Depositary for further instructions at the address or telephone number set forth on the back cover of this Offer to Purchase. See Instruction 10 of the Letter of Transmittal.

Backup U.S. Federal Income Tax Withholding

Under the “backup withholding” provisions of U.S. federal income tax law, unless a beneficial owner, or such beneficial owner’s assignee, satisfies the conditions described in Instruction 8 of the Letter of Transmittal or is otherwise exempt, the aggregate applicable Consideration and Accrued Interest may be subject to backup withholding at a rate of 28%. To prevent backup withholding, each U.S. Holder (as defined below in “Material U.S. Federal Income Tax Consequences”) should complete and sign the Substitute Form W-9 provided in the Letter of Transmittal. Each Non-U.S. Holder (as defined below in “Material U.S. Federal Income Tax Consequences”) must submit the appropriate completed Internal Revenue Service (“IRS”) Form W-8 (generally Form W-8BEN for a Non-U.S. Holder) to avoid backup withholding. See Instruction 8 of the Letter of Transmittal.

Effect of Letter of Transmittal

Subject to, and effective upon, the acceptance for payment of, and payment for, the Debentures tendered thereby, by executing and delivering a Letter of Transmittal a tendering Holder of Debentures (i) irrevocably sells, assigns and transfers to, or upon the order of, the Company, all right, title and interest in and to all the Debentures tendered thereby, (ii) waives any and all rights with respect to such Debentures (including, without limitation, any existing or past defaults and their consequences in respect of such Debentures and the indenture under which the Debentures were issued), (iii) releases and discharges the Company and the Partnership from any and all claims such Holder may have now, or may have in the future arising out of, or related to, such Debentures, including, without limitation, the Partnership’s guarantee of the Debentures, any claims that such Holder is entitled to receive additional principal or interest payments with respect to such Debentures, to convert the Debentures into cash or cash and common shares, to participate in any redemption of such Debentures or be entitled to any of the benefits under the indenture under which the Debentures were issued; and (iv) irrevocably constitutes and appoints the Depositary as the true and lawful agent and attorney-in-fact of such Holder with respect to any such tendered Debentures (with full knowledge that the Depositary also acts as the agent of the Company) with respect to such Debentures, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Debentures, or transfer ownership of such Debentures on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Debentures for transfer on the relevant security register, (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Debentures (except that the Depositary will have no rights to, or control over, funds from the Company, except as agent for the tendering Holders, for the applicable Consideration and Accrued Interest for any tendered Debentures that are purchased by the Company) and (d) deliver to the Company the Letter of Transmittal, all upon the terms and subject to the conditions of the Offers.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of Debentures pursuant to the procedures described in this Offer to Purchase and the Letter of Transmittal and the form and validity of all documents will be determined by the Company in its sole discretion. The Company reserves the absolute right to reject any or all tenders that are not in proper form or the acceptance of or payment for which may, upon the advice of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offers, other than those dependent upon the receipt of necessary government approvals, and any defect or irregularity in the tender of any particular Debentures. Any determination by the Company as to the validity, form, eligibility and acceptance of

Debentures for payment, or any interpretation by the Company as to the terms and conditions of the Offers, is subject to applicable law and, if challenged by Holders or otherwise, to the judgment of a court of competent jurisdiction. The Company is not obligated and does not intend to accept any alternative, conditional or contingent tenders. Unless waived, any irregularities in connection with tenders must be cured within such time as the Company shall determine. None of the Company, the Partnership or any of their affiliates or assigns, the Depositary, the Information Agent, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in such tenders or will incur any liability to a Holder for failure to give such notification. Tenders of Debentures will not be deemed to have been made until such irregularities have been cured or waived. Any Debentures received by the Depositary that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Depositary to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as promptly as practical following the Expiration Time.

LETTERS OF TRANSMITTAL AND DEBENTURES MUST BE SENT ONLY TO THE DEPOSITARY. DO NOT SEND LETTERS OF TRANSMITTAL OR DEBENTURES TO THE COMPANY, THE PARTNERSHIP, THE DEALER MANAGERS OR THE INFORMATION AGENT.

THE METHOD OF DELIVERY OF DEBENTURES AND LETTERS OF TRANSMITTAL, ANY REQUIRED SIGNATURE GUARANTEES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE THROUGH ATOP, IS AT THE ELECTION AND RISK OF THE PERSONS TENDERING AND DELIVERING LETTERS OF TRANSMITTAL AND, EXCEPT AS OTHERWISE PROVIDED IN THE LETTER OF TRANSMITTAL, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY.

IF DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION TIME TO PERMIT DELIVERY TO THE DEPOSITARY PRIOR TO THE APPLICABLE EXPIRATION TIME. IF YOU HOLD YOUR DEBENTURES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU SHOULD KEEP IN MIND THAT SUCH ENTITY MAY REQUIRE YOU TO TAKE ACTION WITH RESPECT TO THE OFFERS A NUMBER OF DAYS BEFORE THE APPLICABLE EXPIRATION TIME IN ORDER FOR SUCH ENTITY TO TENDER DEBENTURES ON YOUR BEHALF ON OR PRIOR TO SUCH EXPIRATION TIME. TENDERS NOT COMPLETED BY THE DEPOSITARY PRIOR TO THE EXPIRATION TIME WILL BE DISREGARDED AND OF NO EFFECT.

No Appraisal Rights

No appraisal rights are available to holders of Debentures under applicable law in connection with the Offers.

Compliance With “Short Tendering” Rule

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Debentures for such person’s own account unless the person so tendering (a) has a net long position equal to or greater than the aggregate principal amount of the Debentures being tendered and (b) will cause such Debentures to be delivered in accordance with the terms of the exchange offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of Debentures in response to the Offers under any of the procedures described above will constitute a binding agreement between the tendering holder and us with respect to the Offers upon the terms and subject to the conditions of the Offers, including the tendering holder’s acceptance of the terms and conditions of the Offers, as well as the tendering holder’s representation and warranty that (a) such holder has a net long position in the Debentures being tendered pursuant to the exchange offer within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Debentures complies with Rule 14e-4.

No Guaranteed Delivery

There are no guaranteed delivery provisions provided for by the Company in connection with the Offers under the terms of this Offer to Purchase or any other related documents. Holders must tender their Debentures in accordance with the procedures set forth above and complete such procedures prior to the applicable Expiration Time in order to be eligible to receive the applicable Consideration.

Withdrawal of Tenders by Holders

Except as otherwise provided herein, tenders of Debentures pursuant to the Offers are irrevocable. Withdrawal of Debentures by Holders may only be accomplished in accordance with the following procedures.

Holders may withdraw Debentures tendered in the Offers at any time prior to the applicable Expiration Time. Thereafter, such tenders may be withdrawn after the 40th business day following the commencement of an Offer, in accordance with Rule 13e-4(f) of the Exchange Act, unless such Debentures have been accepted for payment as provided in this Offer to Purchase. If the Company extends an Offer, is delayed in its acceptance for payment of Debentures or is unable to purchase Debentures validly tendered under such Offer for any reason, then, without prejudice to the Company’s rights under that Offer, the Depositary may nevertheless, on the Company’s behalf, retain tendered Debentures, and such Debentures may not be withdrawn except to the extent that the Holder is entitled to withdrawal rights described herein.

For a withdrawal of a tender of Debentures to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary prior to the applicable Expiration Time, by mail, or hand delivery or by a properly transmitted “Request Message” through ATOP.

Any such notice of withdrawal must (i) specify the name of the person who tendered the Debentures to be withdrawn and the name in which those Debentures are registered (or, if tendered by a book-entry transfer, the name of the participant in DTC whose name appears on the security position listing as the owner of such Debentures), if different from that of the person who deposited the Debentures, (ii) contain the description of the Debentures to be withdrawn, the certificate number or numbers of such Debentures, unless such Debentures were tendered by book-entry delivery, and the aggregate principal amount represented by such Debentures, (iii) unless transmitted through ATOP, be signed by the Holder thereof in the same manner as the original signature on such Holder’s Letter of Transmittal, including any required signature guarantee(s), or be accompanied by documents of transfer sufficient to have the applicable Debenture trustee register the transfer of the Debentures into the name of the person withdrawing such Debentures and (iv) if a Letter of Transmittal in relation to the Debentures to be withdrawn was executed by a person other than the registered Holder, be accompanied by a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such Holder.

The Company will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal. Any such determination is subject to applicable law and, if challenged by Holders or otherwise, to the judgment of a court of competent jurisdiction. No withdrawal of Debentures shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of the Company, the Partnership or any of their affiliates or assigns, the Depositary, the Information Agent, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Debentures may not be rescinded, and any Debentures properly withdrawn will be deemed not to have been validly tendered for purposes of an Offer. However, Holders may retender withdrawn Debentures by following one of the procedures for tendering Debentures described herein at any time prior to the applicable Expiration Time.

ACCEPTANCE FOR PAYMENT AND PAYMENT

Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, the Company will, promptly after the applicable Expiration Time, accept for payment any and all outstanding Debentures validly tendered (or defectively tendered, if such defect has been waived by the Company) and not validly withdrawn pursuant to an Offer prior to applicable Expiration Time. The Payment Date will be promptly after the Expiration Time. The Payment Date is expected to be one business day after the applicable Expiration Time. Any Debentures so tendered and accepted for payment pursuant to an Offer will be cancelled.

The Company, at its option, may elect to extend an Expiration Time with respect to an Offer to a later date and time announced by the Company, provided that public announcement of that extension will be made not later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time.

The Company expressly reserves the right, in its sole discretion, to terminate the Offers and not accept for payment any Debentures tendered in the Offers if any of the conditions set forth under “Conditions to the Offers” shall not have been satisfied or waived by the Company or in order to comply in whole or in part with any applicable law. In addition, the Company expressly reserves the right, in its sole discretion, to delay acceptance for payment, or payment, for Debentures tendered in an Offer in order to permit any or all of those conditions to be satisfied or waived or to comply in whole or in part with any applicable law, subject in each case, however, to Rules 13e-4 and 14e-1(c) under the Exchange Act (which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer). In all cases, payment for Debentures accepted for payment pursuant to an Offer will be made only after timely receipt by the Depositary of certificates representing such Debentures (or confirmation of book-entry transfer of such Debentures), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof or satisfaction of DTC’s ATOP procedures) on or before the applicable Expiration Time, and any other documents required thereby.

Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, after the applicable Expiration Time, the Company will be deemed to have accepted for payment, and thereby purchased, all Debentures validly tendered and not validly withdrawn prior to such Expiration Time as, if and when the Company gives written notice to the Depositary of its acceptance for payment of such Debentures. On the Payment Date, the Company will deposit with the Depositary, or upon the Depositary’s instructions, DTC, in respect of, and the Depositary or DTC, as the case may be, will thereafter transmit to the Holders of, Debentures accepted for payment, the applicable Consideration and Accrued Interest.

If the Company extends an Offer or delays its acceptance for payment, or payment, for Debentures tendered in such Offer for any reason, then, without prejudice to the Company’s rights under that Offer, the Depositary may retain tendered Debentures on behalf of the Company. However, the ability of the Company to delay such acceptance or payment is limited by Rules 13e-4 and 14e-1(c) under the Exchange Act as described above.

The Company reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Debentures tendered pursuant to an Offer, but any such transfer or assignment will not relieve the Company of its obligations under such Offer and will in no way prejudice the rights of a tendering Holder to receive payment for its Debentures validly tendered and accepted for payment pursuant to that Offer.

Holders whose Debentures are accepted for payment pursuant to an Offer will be entitled to any Accrued Interest on those Debentures. Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the Holders of purchased Debentures.

Tendering Holders of Debentures will not be required to pay brokerage commissions or fees of the Dealer Managers, the Information Agent or the Depositary.

If an Offer is terminated or the Debentures are validly withdrawn prior to the applicable Expiration Time, or the Debentures are not accepted for payment, the applicable Consideration will not be paid or become payable. If any tendered Debentures are not purchased pursuant to the Offers for any reason, or certificates are submitted evidencing more Debentures than are tendered, such Debentures not purchased will be returned, without expense, to the tendering Holder (or, in the case of Debentures tendered by book-entry transfer, such Debentures will be credited to the account maintained at DTC from which such Debentures were delivered), unless otherwise requested by such Holder as provided under “Special Issuance/Delivery Instructions” in the Letter of Transmittal, promptly following the applicable Expiration Time or termination of the Offers.

CONDITIONS TO THE OFFERS

Notwithstanding any other provision of the Offers, the Company’s obligation to accept for payment, and pay for, any Debentures validly tendered and not validly withdrawn pursuant to the Offers is conditioned on satisfaction of all the conditions to the Offers.

All of the conditions will be deemed to be satisfied unless the Company determines, in its reasonable judgment, that any of the following events has occurred and that, regardless of the circumstances giving rise to the event (including any action or inaction by us), such event makes it inadvisable to proceed with the Offers or with acceptance for payment or payment for the Debentures in the Offers:

•	in the Company’s reasonable judgment, there has been instituted or is pending any action, suit or proceeding by any government or any governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, or by any other person, domestic, foreign or supranational, before any court, authority, tribunal or other body (or any such action, suit or proceeding has been threatened in writing by any such body or person) that directly or indirectly:

•	challenges or seeks to make illegal, or seeks to delay, restrict, prohibit or otherwise affect the consummation of the Offers or the acquisition of some or all of the Debentures pursuant to the Offers; or

•	could materially and adversely affect the business, condition (financial or otherwise), income, operations, property or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Debentures pursuant to the Offers;

•	in the Company’s reasonable judgment, any statute, rule, regulation, judgment, order or injunction, including any settlement or the withholding of any approval, has been invoked, proposed, sought, promulgated, enacted, entered, amended, enforced, interpreted or otherwise deemed to apply by any court, government or governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, domestic, foreign or supranational (or any such action has been threatened in writing by any such body), in any manner that directly or indirectly:

•	could make the acceptance for payment, or payment, for some or all of the Debentures illegal or otherwise delay, restrict, prohibit or otherwise affect the consummation of the Offers;

•	could delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Debentures to be purchased pursuant to the Offers; or

•	could materially and adversely affect the business, condition (financial or otherwise), income, operations, property or prospects of the Company or its subsidiaries, taken as a whole;

•	in the Company’s reasonable judgment, there has occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;

•	the commencement of any war, armed hostilities or other international or national calamity, including any act of terrorism, on or after November 2, 2009;

•	any material escalation of any war or armed hostilities which had commenced before November 2, 2009;

•	any limitation, whether or not mandatory, imposed by any governmental, regulatory, self-regulatory or administrative authority, tribunal or other body, or any other event, that could materially affect the extension of credit by banks or other lending institutions in the United States;

•	any change in the general political, market, economic or financial conditions, domestically or internationally, that could materially and adversely affect the business, condition (financial or otherwise), income, operations, property or prospects of the Company and its subsidiaries, taken as a whole, or trading in the Debentures or in the Company’s common shares of beneficial interest, par value $0.04 per share (the “Common Shares”);

•	any change or changes have occurred in the business, condition (financial or otherwise), income, operations, property or prospects of the Company or any of its subsidiaries that could have a material adverse effect on the Company and its subsidiaries, taken as a whole, or on the benefits of the Offers to us;

•	in the case of any of the foregoing existing at the time of the commencement of an Offer, a material acceleration or worsening thereof; or

•	a tender or exchange offer for any or all of the Company’s Common Shares, or any merger, acquisition, scheme of arrangement, business combination or other similar transaction with or involving the Company or any of its subsidiaries has been made, proposed or announced by any person or has been publicly disclosed.

The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in its sole discretion, regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company) and may be waived by the Company in whole or in part, at any time and from time to time, in the sole discretion of the Company, whether or not any other condition of an Offer is also waived. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any such or other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time unless waived.

The Company expressly reserves the right, in its sole discretion but subject to applicable law, to (i) waive any and all of the conditions of an Offer, other than those dependent upon the receipt of necessary government approvals, prior to the applicable Expiration Time, (ii) extend the Expiration Time of an Offer, (iii) amend the terms of an Offer or (iv) if the conditions to an Offer are not satisfied, terminate such Offer and not accept for payment any Debentures tendered in such Offer. Any extension, amendment or termination will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. In the event that the Company extends an Offer, the term “Expiration Time” with respect to such extended Offer shall mean the time and date on which that Offer, as so extended, shall expire. Without limiting the manner in which the Company may choose to make such announcement, the Company shall not, unless required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

IMPACT OF THE OFFERS ON RIGHTS OF THE HOLDERS OF THE DEBENTURES

The Company issued (i) $1.00 billion aggregate principal amount of its 2026 Debentures, which are fully and unconditionally guaranteed by the Partnership and (ii) $1.40 billion aggregate principal amount of its 2027 Debentures, which are fully and unconditionally guaranteed by the Partnership. As of October 30, 2009, there was outstanding $886,969,000 aggregate principal amount of the 2026 Debentures and $1,125,938,000 aggregate principal amount of the 2027 Debentures. If the Company accepts Debentures for payment, upon the terms and subject to the conditions of the Offers, the Company will pay the Holders the applicable Consideration plus any Accrued Interest for all Debentures purchased from them in the Offers, and thereby such Holders will give up certain rights associated with their ownership of such Debentures. Below is a summary of certain rights that such Holders will forgo if such Debentures are purchased in the Offers.

The summary below does not purport to describe all of the terms of the Debentures. Please refer to (i) the Indenture, dated as of November 20, 2006 among the Company, as Issuer, the Partnership, as Guarantor, and The Bank of New York (the “2006 Indenture”), as Trustee, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 1-11954), filed on November 27, 2006 (the “2006 8-K”), (ii) the Form of the 2026 Debentures, filed as Exhibit 4.2 to the 2006 8-K (iii) Form of Guarantee of the Partnership relating to the 2026 Debentures, filed as Exhibit 4.3 to the 2006 8-K, (iv) the Company’s officers’ certificate forming a part of the 2006 Indenture and setting forth additional terms of the 2026 Debentures, filed as Exhibit 4.4 to the 2006 8-K (v) the Form of 2027 Debentures filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K (File No. 1-11954), filed on April 2, 2007 (the “2007 8-K”), (vi) the Form of Guarantee of the Partnership relating to the 2027 Debentures filed as Exhibit 4.3 to the 2007 8-K and (vii) the Company’s officers’ certificate forming a part of the 2006 Indenture and setting forth additional terms of the 2027 Debentures filed as Exhibit 4.4 to the 2007 8-K, for the terms of the Debentures.

Interest

Holders of Debentures purchased in the Offers will forgo regular semi-annual payments of interest accruing on the principal of the Debentures at the rate of 3.625% per annum from and after the Payment Date, with respect to the 2026 Debentures, and 2.85% per annum from and after the Payment Date, with respect to the 2027 Debentures.

Conversion Rights of Holders

Holders of 2026 Debentures purchased in the Offers will forgo the right to elect to convert those 2026 Debentures into cash, Common Shares or a combination of cash and Common Shares, prior to the close of business on the second business day immediately preceding the maturity date for the 2026 Debentures (scheduled for November 15, 2026) at any time on and after November 15, 2025, and also under the following circumstances: (i) during any period from and including the 11th trading day in a fiscal quarter up to but excluding the 11th trading day of the following quarter, if at any time the closing sale price of the Common Shares is more than 125% of the conversion price per Common Share on the first day of such period for at least 20 trading days in the period of 30 consecutive trading days beginning on the first day of such period, (ii) during the five consecutive trading-day period following any 20 consecutive trading-day period in which the average of the trading prices for the 2026 Debentures was less than 98% of the average closing sale price of Common Shares multiplied by the applicable conversion rate, (iii) if the 2026 Debentures have been called for redemption, at any time prior to the close of business two business days prior to the redemption date, (iv) during prescribed periods upon the occurrence of specified corporate events or (v) if the Common Shares are not listed on a U.S. national securities exchange for 30 consecutive trading days. The initial conversion rate of the 2026 Debentures was 6.5168 Common Shares per $1,000 principal amount of 2026 Debentures (equivalent to an initial conversion price of approximately $153.45 per Common Share and currently approximately $148.46 per Common Share, which corresponds to a conversion rate of approximately 6.7358 Common Shares per $1,000 principal amount of 2026 Debentures). The conversion rate for the 2026 Debentures is subject to adjustment in certain events, including in connection with certain mergers, asset sales or similar transactions involving the Company.

Similarly, Holders of 2027 Debentures purchased in the Offers will forgo the right to elect to convert those 2027 Debentures into cash, Common Shares or a combination of cash and Common Shares, prior to the close of business on the second business day immediately preceding the maturity date for the 2027 Debentures (scheduled for April 1, 2027) at any time on and after April 1, 2026, and also under the same circumstances described above with respect to the 2026 Debentures. The initial conversion rate of the 2027 Debentures was 6.1553 Common Shares per $1,000 principal amount of 2027 Debentures (equivalent to an initial conversion price of approximately $162.46 per Common Share and currently approximately $157.18 per Common Share, which corresponds to a conversion rate of approximately 6.3621 Common Shares per $1,000 principal amount of 2027 Debentures). The conversion rate for the 2027 Debentures is subject to adjustment in certain events, including in connection with certain mergers, asset sales or similar transactions involving the Company

Right of Holders to Receive Principal at Maturity

Holders of Debentures purchased in the Offers will forgo the right to receive payment of the full principal amount of those Debentures on the maturity date for the Debentures. The 2026 Debentures and the 2027 Debentures are scheduled to mature on November 15, 2026 and April 1, 2027, respectively, but in each case the maturity is subject to acceleration upon certain events of default.

Debentures purchased in the Offers will be cancelled and that cancellation will result in the extinguishment of the guarantee of the Debentures by the Partnership.

Right of Holders to Require Repurchase by the Company upon a Change of Control

Holders of Debentures purchased in the Offers will forgo the right to require the Company to repurchase all or a portion of those Debentures upon the occurrence of certain changes in control of the Company at any time prior to November 15, 2011, in the case of the 2026 Debentures, and at any time prior to April 1, 2012, in the case of the 2027 Debentures, at a price equal to 100% of the principal amount of the Debentures to be purchased, plus accrued and unpaid interest, to, but excluding, the purchase date, subject to certain exceptions.

Right of Holders to Require Repurchase by the Company at Certain Times

Holders of Debentures purchased in the Offers will forgo the right to require the Company to repurchase all or a portion of those Debentures on November 15 in each of 2011, 2016 and 2021, in the case of the 2026 Debentures, and on April 1 in each of 2012, 2017 and 2022, in the case of the 2027 Debentures, for cash equal to 100% of the principal amount of the Debentures to be repurchased, plus any accrued and unpaid interest to, but excluding, the repurchase date.

ADDITIONAL CONSIDERATIONS CONCERNING THE OFFERS

The following considerations, in addition to the other information described elsewhere herein or incorporated by reference herein, should be carefully considered by each Holder and owner of Debentures before deciding whether the Debentures should be tendered in the Offers. See “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference”.

Position of the Company Concerning the Offers

Neither the Company, the Partnership, nor the Company’s board of trustees nor the Dealer Managers, Depositary or Information Agent makes any recommendation to any Holder or owner of Debentures as to whether the Holder should tender or refrain from tendering any or all of such Holder’s Debentures, and none of them has authorized any person to make any such recommendation. Holders and owners are urged to evaluate carefully all information in this Offer to Purchase, consult their own investment and tax advisors and make their own decisions whether to tender Debentures, and, if so, the principal amount of Debentures to tender.

Tax Treatment of Debentures Purchased in the Offers

The receipt of the applicable Consideration in exchange for the Debentures will be a taxable transaction to U.S. Holders (as defined below). A U.S. Holder will recognize gain or loss in an amount equal to the difference between (i) the gross amount of the applicable Consideration, other than Accrued Interest, paid to the U.S. Holder in respect of its tendered Debentures and (ii) the U.S. Holder’s adjusted tax basis in its tendered Debentures. Accrued Interest generally will be treated as ordinary income to the extent not previously included in income. Gain realized by a Non-U.S. Holder on receipt of cash for Debentures generally will not be subject to U.S. federal income or withholding tax, except in certain circumstances as discussed in more detail below. Please see “Material U.S. Federal Income Tax Consequences” for a more detailed discussion.

Limited Trading Market for Debentures Not Purchased in the Offers

The Debentures are not listed on any national or regional securities exchange or quoted on any automated quotation system. To our knowledge, the Debentures are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Debentures are not available. To the extent that Debentures are tendered and accepted for payment pursuant to the Offers, the trading market for Debentures that remain outstanding is likely to be more limited. In addition, a debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a larger float. Thus, the market price for Debentures that are not tendered and accepted for payment pursuant to the Offers may be affected adversely to the extent that the Offers reduce the float for such Debentures. There is no assurance that an active market in the Debentures will exist or as to the prices at which the Debentures may trade after consummation of the Offers.

Substantial Existing Indebtedness

The Company has substantial existing indebtedness. As of June 30, 2009, the Company had an aggregate of approximately $2,059,397,000 of total indebtedness, constituting senior debt. As of June 30, 2009, the Partnership had an aggregate of approximately $3,552,319,000 of total indebtedness, constituting senior debt, which amount includes $2,059,397,000 payable to the Company. While the Company will continue to have substantial indebtedness following the consummation of the Offers, the aggregate amount of its outstanding indebtedness with maturities in 2026 and 2027 will be reduced as a result of consummation of such Offer. The amount of the Company’s indebtedness and restrictions contained in its other outstanding indebtedness may limit its ability to effect future financings in the event the Company should deem it necessary or desirable to raise additional capital. Further, there can be no assurance that the Company will have sufficient earnings, access to liquidity or cash flow in the future to meet its debt service obligations under the Debentures that remain outstanding following consummation of the Offers. For additional information about the Company’s indebtedness, capitalization and financial condition, see its Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2008, its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009 and June 30, 2009 and the other information incorporated by reference herein. See “Incorporation of Documents by Reference.”

Treatment of Debentures Not Purchased in the Offers

Debentures not tendered and/or accepted for payment in the Offers will remain outstanding. The terms and conditions governing the Debentures, including the covenants and other protective provisions contained in the 2006 Indenture, which governs the Debentures, will remain unchanged. No amendment to the 2006 Indenture is being sought. From time to time after the tenth business day following the applicable Expiration Time or other date of termination of an Offer, we or our affiliates may acquire Debentures that remain outstanding through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as they may determine, which may be more or less than the price to be paid pursuant to such Offer and could be for cash or other consideration. Alternatively, we may, subject to certain conditions, redeem any or all of the Debentures not purchased pursuant to the Offers at any time that we are permitted to do so under the terms of the Debentures. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we or our subsidiaries will choose to pursue in the future.

MARKET INFORMATION ABOUT THE DEBENTURES AND THE COMMON SHARES

There is no established reporting system or trading market for trading in the Debentures. To the extent that the Debentures are traded, prices of the Debentures may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. To our knowledge, the Debentures are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Debentures are not available.

The Company’s Common Shares are listed on the New York Stock Exchange under the symbol “VNO”. The following table sets forth, for the periods indicated, the high and low sales prices in U.S. dollars for our common shares as reported by the Consolidated Tape Association.

Year Ended December 31, 2007	High	Low	Closing

First Quarter	$135.75	$117.36	$119.34
Second Quarter	122.55	107.37	109.84
Third Quarter	115.60	97.73	109.35
Fourth Quarter	117.19	84.52	87.95

Year Ended December 31, 2008	High	Low	Closing

First Quarter	$94.00	$78.74	$86.21
Second Quarter	98.77	86.30	88.00
Third Quarter	105.74	85.26	90.95
Fourth Quarter	90.14	41.64	60.35

Year Ended December 31, 2009	High	Low	Closing

First Quarter	$61.75	$28.95	$33.24
Second Quarter	53.86	33.69	45.03
Third Quarter	69.24	40.24	64.41
Fourth Quarter (through October 30, 2009)	64.69	56.72	59.56

On October 30, 2009, the last reported sale price of our Common Shares on the New York Stock Exchange was $59.56 per share. We had 179,555,985 Common Shares, outstanding as of October 30, 2009.

HOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON SHARES AND, TO THE EXTENT AVAILABLE, THE DEBENTURES, PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFERS.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

IRS Circular 230 Disclosure: To ensure compliance with requirements imposed by the IRS, we inform you that (i) any U.S. tax advice contained in this Offer to Purchase (including any attachments) is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties under the Internal Revenue Code; (ii) any such tax advice is written in connection with the promotion or marketing of the matters addressed herein; and (iii) you should seek advice based on your particular circumstances from an independent advisor.

This section describes certain United States federal income tax consequences of the tender of the Debentures pursuant to the Offers. It applies to you only if you hold the Debentures as capital assets for tax purposes. The following discussion is not exhaustive of all possible tax considerations and does not address any alternative minimum tax consequences.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a United States expatriate,

•	a person that owns Debentures that are a hedge or that are hedged against interest rate risks,

•	a person that owns Debentures as part of a straddle or conversion transaction for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership tenders the Debentures, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Debentures should consult its tax advisor with regard to the United States federal income tax treatment of a tender of Debentures pursuant to this Offer.

Please consult your own tax advisor concerning the consequences of a tender of Debentures in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

You are a United States holder (a “U.S. Holder”) if you are a beneficial owner of Debentures and you are:

•	an individual citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•	a trust if (i) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

You are a non-United States holder (a “Non-U.S. Holder”) if you are a beneficial owner of Debentures that is an individual, corporation, estate or trust that is not a U.S. Holder.

Tender of Debentures Pursuant to the Offers

Consequences to U.S. Holders

A U.S. Holder who receives cash for Debentures pursuant to the Offers will recognize gain or loss equal to the difference between (i) the amount of cash received (less any amounts attributable to accrued and unpaid interest, which will be included in income as interest income for U.S. federal income tax purposes to the extent not previously included) and (ii) the U.S. Holder’s adjusted tax basis in the Debentures. A U.S. Holder’s adjusted tax basis in a Debenture generally will be the cost of the Debenture to such U.S. Holder, (a) increased by any original issue discount (“OID”) previously included in income, and market discount (if any) included in income with respect to the Debenture pursuant to an election to include market discount in gross income currently as it accrues, and (b) decreased (but not below zero) by any amortizable bond premium (generally, the excess, if any, of the tax basis of the Debenture to a U.S. Holder immediately after its acquisition over the principal amount of the Debenture payable at maturity) which the U.S. Holder has previously deducted. Except as discussed below with respect to market discount, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the Debenture has been held for more than one year. Net long-term capital gain recognized by an individual U.S. Holder generally is subject to tax at a maximum rate of 15%. The ability of U.S. Holders to deduct capital losses is subject to limitations under the Code.

A U.S. Holder who acquired a Debenture at a “market discount” (subject to a statutorily-defined de minimis exception) generally will be required to treat any gain on the tender thereof pursuant to the Offers as ordinary income rather than capital gain to the extent of the accrued market discount, unless an election was made to include market discount in income as it accrued for U.S. federal income tax purposes. Market discount at the time a Debenture is purchased generally equals the excess of the adjusted issue price of the Debenture over a U.S. Holder’s initial tax basis in the Debenture.

Consequences to Non-U.S. Holders

Any gain realized by a Non-U.S. Holder on the receipt of cash for Debentures generally will not be subject to U.S. federal income or withholding tax unless (i) such gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder), (ii) in the case of an individual Non-U.S. Holder, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the Offers and certain other conditions are met or (iii) the Debentures constitute a “U.S. real property interest” within the meaning of the Foreign Investment in Real Property Tax Act (“FIRPTA”).

If the Debentures are treated as U.S. real property interests any gain you recognize upon the sale or other disposition of the Debentures will be subject to net income tax in the United States under FIRPTA, and the purchaser would be required to withhold and pay to the IRS ten percent of the amount paid in exchange for the Debentures in respect of such tax. As a general matter, your Debentures should not constitute U.S. real property interests so long as the Company is a domestically-controlled REIT, defined generally as a REIT less than fifty percent in value of whose stock is and was held directly or indirectly by foreign persons at all times during a specified testing period. The Company believes that it is and will continue to be a domestically-controlled REIT and, therefore, that FIRPTA will not apply to a sale or other disposition of the Debentures. Accordingly, the Company does not intend to withhold FIRPTA taxes from amounts payable upon tender of the Debentures. Even if the Company does not qualify as a domestically-controlled REIT, your Debentures generally will not constitute U.S. real property interests unless (1) on the date you acquire your Debentures your Debentures have a fair market value greater than five percent of the Company’s common stock or (2) if the Debentures are “regularly traded” on an “established securities market” within the meaning of applicable Treasury regulations, at any time during the five-year period ending on the date you dispose of your Debentures, you owned more than five percent of the total fair market value of the outstanding Debentures. It is not clear whether the Company’s common shares owned by you or ownership of both 2027 Debentures and 2026 Debentures will affect the calculation of the percentages described above. You are urged to consult your own tax advisor as to whether you will be subject to tax under FIRPTA upon a disposition of your Debentures.

Any amounts paid to a Non-U.S. Holder that are attributable to accrued and unpaid interest or OID on the Debentures generally will not be subject to U.S. federal withholding tax, provided (i) the Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of the Company’s voting stock; (ii) the Non-U.S. Holder is not, for U.S. federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership; and (iii) certain certification requirements (summarized below) are met (the “portfolio interest exemption”). If a Non-U.S. Holder does not qualify for the portfolio interest exemption, any amounts attributable to accrued and unpaid interest or OID generally will be subject to U.S. federal withholding tax at a 30% rate (or such lower rate provided by an applicable treaty), unless such amounts are effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder (and, if certain tax treaties apply, are attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder).

If gain on the receipt of cash for Debentures and amounts attributable to any accrued and unpaid interest or OID on the Debentures are effectively connected with the conduct of a trade or business in the United States by a Non-U.S. Holder (and, if certain tax treaties apply, are attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), the Non-U.S. Holder will be exempt from U.S. withholding tax (provided the Non-U.S. Holder complies with the certification procedures described in the following paragraph) but will be subject to regular U.S. federal income tax on such amounts in the manner described above with respect to U.S. Holders. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

In order for amounts attributable to accrued and unpaid interest or OID on the Debentures to qualify for the portfolio interest exemption or, as the case may be, the exception from U.S. withholding tax for income effectively connected with the conduct of a trade or business in the United States, one of the following requirements must be met at the time payment is made: (i) the withholding agent holds a valid Form W-8BEN or Form W-8ECI, as the case may be, from the Non-U.S. Holder and can reliably associate the payment with the Form W-8BEN or W-8ECI, or (ii) the Non-U.S. Holder holds the Debentures through certain qualified foreign intermediaries and satisfies the certification requirements of applicable Treasury regulations.

Information Reporting and Backup Withholding

In general, in the case of a U.S. Holder, other than certain exempt Holders, the Company and other payors are required to report to the IRS the gross proceeds from the tender of the Debentures pursuant to the Offers. Additionally, backup withholding generally will apply to payments of gross proceeds from the tender of the Debentures pursuant to the Offers if a U.S. Holder that is not otherwise exempt from backup withholding (i) fails to provide an accurate taxpayer identification number and certify that the taxpayer identification number is correct, (ii) fails to certify that it is not subject to backup withholding, or (iii) otherwise fails to comply with applicable backup withholding rules. If applicable, backup withholding will be imposed at a rate of 28%.

In the case of a Non-U.S. Holder, information returns will be filed with the IRS in connection with the payment of accrued interest or OID on the Debentures. Backup withholding and additional information reporting will not apply to payments made to a Non-U.S. Holder pursuant to the Offers if the Non-U.S. Holder provides the required certification that it is not a U.S. person, or the Non-U.S. Holder otherwise establishes an exemption, provided that the payor or withholding agent does not have actual knowledge or reason to know that the Holder is a U.S. person or that the conditions of any exemption are not satisfied.

In addition, payments of the proceeds from the tender of a Debenture by a Non-U.S. Holder to or through a foreign office of a broker or the foreign office of a custodian, nominee, or other dealer acting on behalf of a Non-U.S. Holder generally will not be subject to information reporting or backup withholding. However, if the broker, custodian, nominee, or other dealer is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign partnership that is either engaged in a trade or business within the United States or whose U.S. partners in the aggregate hold more than 50% of the income or capital interest in the partnership, a foreign person 50% or more of whose gross income for a certain period is effectively connected with a trade or business within the United States, or a U.S. branch of a foreign bank or insurance company, information reporting (but not backup withholding) generally will be required with respect to payments made to a Non-U.S. Holder unless the broker, custodian, nominee, or other dealer has documentation of the Non-U.S. Holder’s foreign status and the broker, custodian, nominee, or other dealer has no actual knowledge or reason to know to the contrary, or the Non-U.S. Holder otherwise establishes an exemption from information reporting.

Payment of the proceeds from the tender of a Debenture by a Non-U.S. Holder to or through the U.S. office of a broker is subject to information reporting and backup withholding, unless the Non-U.S. Holder certifies as to its non-U.S. person status (and the broker does not have actual knowledge or reason to know to the contrary) or the Non-U.S. Holder otherwise establishes an exemption from information reporting and backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

DEALER MANAGERS, INFORMATION AGENT AND DEPOSITARY

We have retained Banc of America Securities LLC and Goldman, Sachs & Co. to act as the Dealer Managers in connection with the Offers. In their roles as Dealer Managers, Banc of America Securities LLC and Goldman, Sachs & Co. may contact brokers, dealers and similar entities and may provide information regarding the Offers to those that it contacts or persons that contact them. Banc of America Securities LLC and Goldman, Sachs & Co. will receive customary compensation for their services. We also have agreed to reimburse Banc of America Securities LLC and Goldman, Sachs & Co. for reasonable out-of-pocket expenses incurred in connection with the Offers, including reasonable fees and expenses of counsel, and to indemnify it against certain liabilities in connection with the Offers, including certain liabilities under the federal securities laws.

Banc of America Securities LLC and Goldman, Sachs & Co. and their affiliates have provided investment banking and commercial services to us in the past for which they have received customary compensation. Banc of America Securities LLC or Goldman, Sachs & Co. or their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of business. As of June 30, 2009, we had an aggregate of approximately $600 million of borrowings outstanding on our $1.595 billion unsecured revolving credit facility. The facility expires in September 2012, after giving effect to two one-year extension options, and bears interest at LIBOR plus 55 basis points, based on our current credit ratings. Also, as of June 30, 2009, we had an aggregate of approximately $48.250 million of borrowings outstanding on our $965 million unsecured revolving credit facility. The facility expires in June 2011, after giving effect to a one-year extension option, and bears interest at LIBOR plus 55 basis points, based on our current credit ratings. Banc of America Securities LLC is one of co-lead arrangers and joint book-runners for each facility and its affiliate, Bank of America, N.A., is a lender under each facility and serves as a syndication agent on both facilities.

Banc of America Securities LLC or Goldman, Sachs & Co. and their affiliates may continue to provide various investment and commercial banking services to us in the future, for which we would expect they would receive customary compensation from us. In the ordinary course of their respective business, including in their trading and brokerage operations and in a fiduciary capacity, the Dealer Managers and their affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities. Banc of America Securities LLC and Goldman, Sachs & Co. and their affiliates may from time to time hold Debentures and our Common Shares in their proprietary accounts, and, to the extent it owns Debentures in these accounts at the time of the Offers, they may tender these Debentures.

Global Bondholder Services Corporation has been appointed the Information Agent for the Offers. We will pay the Information Agent customary fees for its services and reimburse the Information Agent for its reasonable out-of-pocket expenses in connection therewith. We have also agreed to indemnify the Information Agent for certain liabilities under U.S. federal or state law or otherwise caused by, relating to or arising out of the Offers. Requests for additional copies of documentation may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

Global Bondholder Services Corporation has also been appointed the Depositary for the Offers. We will pay the Depositary customary fees for its services and reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith. We have also agreed to indemnify the Depositary for certain liabilities under U.S. federal or state law or otherwise caused by, relating to or arising out of any Offers. All deliveries and correspondence sent to the Depositary should be directed to the address set forth on the back cover of this Offer to Purchase.

SOLICITATION AND EXPENSES

In connection with the Offers, the Company’s trustees and officers and its respective affiliates may solicit tenders by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. The Company may, if requested, pay brokerage houses and other custodians, nominees and fiduciaries the customary handling and mailing expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of the Debentures and in handling or forwarding tenders of Debentures by their customers.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Managers and the Information Agent as described above) for soliciting tenders of Debentures pursuant to the Offers. Holders and owners holding Debentures through banks, brokers, dealers, trust companies or other nominees are urged to consult them to determine whether transaction costs may apply if they tender the Debentures through banks, brokers, dealers, trust companies or other nominees and not directly to the Depositary. We will, however, upon request, reimburse banks, brokers, dealers, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer to Purchase and related materials to the beneficial owners of the Debentures held by them as a nominee or in a fiduciary capacity. No bank, broker, dealer, trust company or other nominees has been authorized to act as our agent or the agent of the Dealer Managers, the Information Agent or the Depositary for purposes of the Offers. None of the Dealer Managers, the Information Agent or the Depositary assumes any responsibility for the accuracy or completeness of the information concerning the Company, or incorporated by reference in this Offer to Purchase or for any failure by the Company to disclose events that may have occurred which may affect the significance or accuracy of such information.

Tendering Holders will not be obligated to pay brokerage fees or commissions to or the fees and expenses of the Dealer Managers, the Information Agent or the Depositary.

MISCELLANEOUS

Securities Ownership

Neither the Company, the Partnership nor any of their majority-owned subsidiaries beneficially own any Debentures. In addition, based on the Company’s and the Partnership’s records and on information provided to them by the Company’s trustees and executive officers, to the Company’s and the Partnership’s knowledge, none of the trustees or executive officers beneficially owns any Debentures.

Recent Securities Transactions

Except as set forth below, neither the Company, the Partnership nor any of their majority-owned subsidiaries have effected any transactions involving the Debentures during the 60 days prior to the date of this Offer to Purchase. In addition, based on the Company’s and the Partnership’s records and on information provided to them by the Company’s trustees and executive officers, to the Company’s and the Partnership’s knowledge, none of the trustees or executive officers has effected any transactions involving the Debentures during the 60 days prior to the date of this Offer to Purchase.

2026 Debentures

On September 17, 2009, the Partnership made an open-market purchase of $5,000,000 in aggregate principal amount of the 2026 Debentures, at a purchase price of $4,862,500. Additionally, on October 1, 2009, the Partnership made an open-market purchase of $1,250,000 in aggregate principal amount of the 2026 Debentures, at a purchase price of $1,218,800.

2027 Debentures

On September 10, September 17, September 17 and September 30, 2009, the Partnership made open-market purchases of $3,750,000, $2,700,000, $5,000,000 and $7,421,000 in aggregate principal amount of the 2027 Debentures, respectively, at a purchase price of $3,473,400, $2,568,400, $4,768,800 and $7,096,300, respectively. Additionally, on October 2, October 6, October 8 and October 14, the Partnership made open-market purchases of $40,000,000, $14,000,000, $12,000,000 and $5,000,000, respectively, in aggregate principal amount of the 2027 Debentures at a purchase price of $38,450,000, $13,475,000, $11,580,000 and $4,831,300, respectively.

Other Material Information

We are not aware of any jurisdiction where the making of the Offers is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offers or the acceptance of Debentures pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offers will not be made to (nor will tenders be accepted from or on behalf of) the Holders of Debentures in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offers to be made by a licensed broker or dealer, the Offers shall be deemed to be made on behalf of us by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any documents filed by us at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our filings with the Commission are also available to the public through the Commission’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common shares are listed. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

The Company has filed with the Commission a Tender Offer Statement on Schedule TO (the “Schedule TO”), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Offers. The Schedule TO, together with any exhibits or amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company hereby incorporates by reference into this Offer to Purchase the following documents that we have filed with the Commission (together with any other documents that may be incorporated herein by reference as provided herein, the “Incorporated Documents”):

•	Annual Report on Form 10-K, as amended on Form 10-K/A, for the year ended December 31, 2008 (File No. 1-11954);

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009 (File No. 1-11954);

•	Quarterly Report on Form 10-Q, as amended on Form 10-Q/A, for the fiscal quarter ended June 30, 2009 (File No. 1-11954); and

•	Current Reports on Form 8-K filed on January 16, 2009, February 23, 2009, February 23, 2009, March 13, 2009, April 29, 2009, April 30, 2009, May 8, 2009, May 15, 2009, June 11, 2009, September 16, 2009 and October 13, 2009 (File No. 1-11954).

We are not, however, incorporating any documents or information that we are deemed to furnish and not file in accordance with Commission rules. The information incorporated by reference into this Offer to Purchase is considered to be a part of this Offer to Purchase and should be read with the same care as the Offer to Purchase. Prior to the Expiration Time, we will file with the Commission our Quarterly Report on Form 10-Q for the period ended September 30, 2009 and it should be read carefully. Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for the purpose of this Offer to Purchase to the extent that a statement contained herein modifies or supersedes such statement. Any such statement or statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase. All information appearing in this Offer to Purchase is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the Incorporated Documents, except to the extent set forth in the immediately preceding sentence. Statements contained in this Offer to Purchase as to the contents of any contract or other document referred to in this Offer to Purchase do not purport to be complete and, where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document. References herein to the Offer to Purchase includes all Incorporated Documents as incorporated herein, unless the context otherwise requires.

Certain sections of this Offer to Purchase are incorporated by reference in, and constitute part of, the Schedule TO filed by the Company with the Commission on November 2, 2009 pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder. The sections so incorporated are identified in the Schedule TO.

The Company will provide without charge to each person to whom this Offer to Purchase is delivered, upon written or oral request, copies of any or all documents and reports described above and incorporated by reference into this Offer to Purchase (other than exhibits to such documents, unless such documents are specifically incorporated by reference). Written or telephone requests for such copies should be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this Offer to Purchase and Incorporated Documents constitute forward-looking statements. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this Offer to Purchase or the Incorporated Documents. Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. For further discussion of factors that could materially affect the outcome of our forward-looking statements and our future results and financial condition, see “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2008, as amended, and, to the extent applicable, in our subsequent Quarterly Reports on Form 10-Q.

You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this Offer to Purchase or the Incorporated Documents, as applicable. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we file from time to time with the Commission. See “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference”.

The Depositary for the Offers is:

Global Bondholder Services Corporation

By Regular, Registered or Certified Mail,
By Overnight Courier or By Hand

By Facsimile (For Eligible Institutions only) (212) 430-3775 Attention: Corporate Actions	65 Broadway, Suite 723 New York, New York 10006 Attention: Corporate Actions	Banks and Brokers Call: (212) 430-3774 All Others Call Toll Free: (866) 470-3900

Any questions or requests for assistance may be directed to the Dealer Managers or the Information Agent at the addresses and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent. Requests for copies of the Incorporated Documents may also be directed to the Information Agent. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offers.

The Information Agent for the Offers is:

Global Bondholder Services Corporation

65 Broadway, Suite 723
New York, New York 10006
Banks and Brokers Call Collect: (212) 430-3774
All Others Call Toll Free: (866) 470-3900

The Dealer Managers for the Offers are:

BofA Merrill Lynch	Goldman, Sachs & Co.

Debt Advisory Services 214 N. Tryon Street, 17th Floor Charlotte, North Carolina 28255 Toll Free: (888) 292-0070 Collect: (980) 388-4603	Liability Management Group 1 New York Plaza New York, New York 10004 Toll Free: (800) 828-3182 Collect: (212) 902-5183